Exhibit 99.1

Aptinyx Reports Second Quarter 2018 Financial and Business Results

Completed upsized initial public offering that raised $117.8 million in gross proceeds

EVANSTON, IL – Aug 14, 2018 – Aptinyx Inc. (NASDAQ:APTX), a clinical-stage biopharmaceutical company developing transformative therapies for the treatment of brain and nervous system disorders, today reported financial results and business highlights for the second quarter ended June 30, 2018.

“This was a transformational quarter for Aptinyx as we completed a successful IPO that provides important fuel for the advancement of our innovative pipeline,” said Norbert Riedel, PhD., president and CEO of Aptinyx. “The enrollment of our ongoing clinical studies remains on track and our ability to execute well and efficiently across the pipeline is underscored by the recent advancement of our third novel NMDA receptor modulator, NYX-458, into the clinic. I am very proud of our team and their dedication, which has enabled us to bring three product candidates into clinical development just three years after establishing the company.”

Second Quarter 2018 and Recent Highlights

•                 Initiated NYX-458 Phase 1: In July 2018, Aptinyx initiated a first-in-human clinical study of its third novel product candidate, NYX-458. Aptinyx intends to develop NYX-458 for the treatment of cognitive impairment associated with Parkinson’s disease and plans to initiate efficacy studies next year.

•                 Completed upsized initial public offering (IPO): In June 2018, Aptinyx completed its IPO of 7,359,998 shares of common stock at a public offering price of $16.00 per share, which includes the exercise in full by the underwriters of their option to purchase up to 959,999 additional shares. The gross proceeds to Aptinyx were $117.8 million, before deducting underwriting discounts and commissions and offering expenses.

•                 Allergan exercised option: In May 2018, Allergan exercised its option under the companies’ ongoing research collaboration to acquire exclusive rights to drug candidate AGN-241751, an oral small-molecule N-methyl-D-aspartate (NMDA) receptor modulator. Aptinyx discovered AGN-241751 utilizing its proprietary discovery platform and the compound was selected for further development by Allergan for the treatment of major depressive disorder.

•                 Strengthened board composition and executive leadership: Healthcare industry finance and corporate development veteran Robert J. Hombach joined the board of directors and serves as the chair of the audit committee. David R. Houck, Ph.D. was promoted to chief development officer to lead Aptinyx’s regulatory and CMC efforts from investigational new drug (IND) to late-stage development and commercialization.

Expected Upcoming Milestones

•                 Reporting of data from NYX-2925 pharmacodynamic/biomarker studies in healthy volunteers – Second half of 2018

•                 Reporting of top-line data from Phase 2 study of NYX-2925 in subjects with painful diabetic peripheral neuropathy – First half of 2019

•                 Reporting of top-line data from Phase 2 exploratory study of NYX-2925 in subjects with fibromyalgia – First half of 2019

•                 Completion of NYX-458 Phase 1 clinical study – First half of 2019

•                 Reporting of data from NYX-783 planned Phase 2 study in subjects with post-traumatic stress disorder (PTSD) – Second half of 2019

Second Quarter 2018 Financial Results

Collaboration and Grant Revenue: Revenue was $2.1 million for the three months ended June 30, 2018, compared to $1.4 million for the three months ended June 30, 2017. Aptinyx’s revenue is primarily derived from its research collaboration agreement with Allergan and government grants. The increase was primarily driven by Allergan’s exercise of its $1.0 million option in May 2018 to acquire exclusive rights to develop and commercialize AGN-241751 pursuant to the research collaboration agreement.

Research and Development (R&D) Expenses: R&D expenses were $13.7 million for the three months ended June 30, 2018, compared to $8.2 million for the three months ended June 30, 2017. The increase in R&D expenses was primarily driven by the initiation of new clinical programs, support of the company’s ongoing Phase 2 clinical studies for NYX-2925 in neuropathic pain and fibromyalgia, and costs related to employee compensation due to increased headcount.

General and Administrative (G&A) Expenses: G&A expenses were $2.0 million for the three months ended June 30, 2018, compared to $1.3 million for the three months ended June 30, 2017. The increase in G&A expenses was primarily due to higher costs to support increased operations activity, additional stock-based compensation expense, and costs associated with becoming a public company during the second quarter of 2018.

Net Loss: Net loss was $13.3 million, or basic and diluted net loss per share attributable to common stockholders of $1.83, for the three months ended June 30, 2018, compared to a net loss of $8.0 million, or basic and diluted net loss per share attributable to common stockholders of $1.55, for the three months ended June 30, 2017.

Cash Position

Cash and cash equivalents were $179.1 million at June 30, 2018 compared to $92.1 million at December 31, 2017. In June 2018, Aptinyx raised $117.8 million of gross proceeds in the IPO.

About Aptinyx

Aptinyx Inc. is a clinical-stage biopharmaceutical company focused on the discovery, development, and commercialization of proprietary synthetic small molecules for the treatment of brain and nervous system disorders. Aptinyx has a platform for discovery of novel compounds that work through a unique mechanism to modulate – rather than block or over-activate – NMDA receptors and enhance synaptic plasticity, the foundation of neural cell communication. The company has three product candidates in clinical development in central nervous system indications, including chronic pain, post-traumatic stress disorder (PTSD), and cognitive impairment associated with Parkinson’s disease. Aptinyx is also advancing additional compounds from its proprietary discovery platform, which continues to generate a rich and diverse pipeline of small-molecule NMDA receptor modulators with the potential to treat an array of neurologic disorders. For more information, visit www.aptinyx.com.

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include, but are not limited to, statements regarding our business plans and objectives, upcoming milestones, expectations regarding the design, implementation, enrollment, timing and success of our clinical trials and planned clinical trials, expectations regarding our preclinical development activities, expectations regarding our uses of capital, expenses, and other future financial results and plans related to development of our current and future product candidates in additional indications. Risks that contribute to the uncertain nature of the forward-looking statements include: the success, cost and timing of our product candidate development activities and planned clinical trials; our ability to execute on our strategy; regulatory developments in the United States and foreign countries; and our estimates regarding expenses, future revenue and capital requirements. These and other risks and uncertainties are described more fully under the caption “Risk Factors” in the final prospectus, dated June 20, 2018 and filed pursuant to Rule 424(b) under the Securities Act of 1933, as amended, with the United States Securities and Exchange Commission (SEC) and elsewhere in Aptinyx’s filings and reports with the SEC. All forward-looking statements contained in this press release speak only as of the date on which they were made. Aptinyx undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

APTINYX INC.
CONDENSED BALANCE SHEETS
(in thousands)
(Unaudited)

Assets	June 30, 2018	December 31, 2017
Current Assets:
Cash and cash equivalents	$179,090	$92,136
Accounts receivable	1,027	937
Prepaid expenses and other current assets	371	1,960
Total current assets	180,488	95,033
Property and equipment and other long-term assets	2,791	2,289
Total assets	$183,279	$97,322

Liabilities and stockholders’ equity (deficit)
Accounts payable	$1,597	$1,537
Accrued expenses	5,897	2,835
Total current liabilities	7,494	4,372
Other long-term liabilities	244	282
Total liabilities	7,738	4,654
Convertible preferred stock	-	132,386
Stockholders’ equity (deficit)	175,541	(39,718)
Total liabilities and stockholders’ equity (deficit)	$183,279	$97,322

APTINYX INC.
CONDENSED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017

Collaboration and grant revenue	$2,128	$1,428	$4,593	$2,573

Operating expenses
Research and development	13,686	8,201	25,911	16,862
General and administrative	2,022	1,268	4,071	2,501
Total operating expenses	15,708	9,469	29,982	19,363

Loss from operations	(13,580)	(8,041)	(25,389)	(16,790)
Other income	245	42	382	94
Net loss and comprehensive loss	$(13,335)	$(7,999)	$(25,007)	$(16,696)
Net loss per share - basic and diluted	$(1.83)	$(1.55)	$(3.95)	$(3.26)
Weighted average shares outstanding - basic and diluted	7,275	5,159	6,332	5,122

Investor Contact:

Nick Smith

Director, Corporate Development

Aptinyx Inc.

corporate@aptinyx.com

847-871-0377

Media Contact:

Jordann Phillips

Canale Communications

jordann@canalecomm.com

619-849-6009